Prospectus Supplement                        Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 24, 2003)     Registration No. 333-108719



                         ADVANCED MEDICAL OPTICS, INC.

                                  $140,000,000

        3 1/2% Convertible Senior Subordinated Notes due April 15, 2023
                                      and
          Shares of Common Stock Issuable Upon Conversion of the Notes



         This prospectus supplement supplements the prospectus dated September 24, 2003 relating to the resale by certain of our securityholders of up to $140,000,000 aggregate principal amount at maturity of our 3 1/2% Convertible Senior Subordinated Notes due April 15, 2023 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                                                 Percentage
                                                                     of                       Number of
                                     Aggregate                    Aggregate     Number of     Shares of
                                     Principal                    Principal     Shares of      Common       Percentage
                                     Amount At      Amount of      Amount        Common      Stock That     of Common
                                    Maturity of   Notes Offered   of Notes        Stock        May Be       Stock Out-
Name of Selling Securityholder      Notes Owned       Hereby    Outstanding     Owned(1)(2)   Sold(1)(2)    standing(3)
------------------------------------------------------------------------------------------------------------------------

Banc of America Securities,
  LLC*..........................      $4,045,000     $4,045,000        2.89%       196,956        196,956        0.7%

Grace Convertible Arbitrage
  Fund, Ltd.....................       2,750,000      2,750,000        1.96        133,901        133,901        0.5

Polaris Vega Fund L.P...........       1,750,000      1,750,000        1.25         85,209         85,209        0.3

Silverado Arbitrage Trading, LTD         250,000        250,000        0.18         12,172         12,172         **

Sunrise Partners Limited
  Partnership...................      15,250,000     15,250,000       10.89        742,543        742,543        2.5

All other holders of notes or
     future transferees,
     pledgees, donees,
     assignees, or successors of
     any such holders(2)(4).....      31,605,000     31,605,000       22.58      1,560,187      1,538,891        5.0

Total.......................        $140,000,000   $140,000,000      100.00%     6,838,092      6,816,796(5)    19.0%(6)
                                    ============   ============      ======      =========      =========       ====

---------------
*        Banc of America Securities, LLC acted as an initial purchaser in the initial private offering of the notes in
         June 2003 and received customary compensation in connection therewith.

**       Represents less than 0.1%.

(1)      Assumes conversion of all of the holder's notes at a conversion rate of 48.6914 shares of common stock per
         $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes--Conversion Rights" in the accompanying prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)      Includes shares of common stock issuable upon conversion of the notes. Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(3)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 29,067,538 common shares outstanding as of June
         27, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(4)      Information about other selling securityholders will be set forth in prospectus supplements, if required.

(5)      Represents the number of shares of common stock into which $140.0 million aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(6)      Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of June 27, 2003, plus the 6,816,796 shares of common stock into which the
         $140.0 million aggregate principal amount of notes is convertible.



         Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of the accompanying prospectus beginning on page 8.

                                ______________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ______________

           The date of this prospectus supplement is October 2, 2003.